News Release

Contact: W. Michael Madden

Senior Vice President & CFO

(615) 872-4800

KIRKLAND’S REPORTS FOURTH QUARTER AND ANNUAL RESULTS

Fourth Quarter Highlights:

•	Comparable store sales increase 10.2%

•	Reports EPS of $1.08 versus $0.76 a year ago

•	Adjusted EPS increases to $0.92 versus $0.59 a year ago

•	Total sales increased 6.9% despite 20 fewer stores from a year ago

•	Cash balance improves to $76.4 million versus $36.4 million a year ago

Fiscal 2009 Highlights:

•	Comparable store sales increase 8.4%

•	Reports EPS of $1.71 versus $0.47 a year ago

•	Adjusted EPS increases to $1.42 versus $0.30 a year ago

•	Ends the year with no debt

•	Issues performance goals for fiscal 2010

NASHVILLE, Tenn. (March 12, 2010) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 52-week periods ended January 30, 2010.

Net sales for the 13-week period ended January 30, 2010, increased 6.9% to $142.8 million compared with $133.6 million for the 13-week period ended January 31, 2009. Comparable store sales for the fourth quarter of fiscal 2009 increased 10.2% compared with an increase of 5.3% in the prior-year period. The Company opened 3 stores and closed 20 stores during the quarter to end the period with 279 stores.

Net sales for the 52-week period ended January 30, 2010, increased 3.8% to $406.2 million compared with $391.3 million for the 52-week period ended January 31, 2009. Comparable store sales for the 52- week period ended January 30, 2010, increased 8.4% compared with an increase of 3.6% in the prior-year period. The Company opened 18 stores and closed 38 stores during the 52-week period.

The Company reported net income of $22.1 million, or $1.08 per diluted share, for the 13-week period ended January 30, 2010, compared with net income of $15.0 million, or $0.76 per diluted share, for the 13-week period ended January 31, 2009. For the 52-week period, the Company reported net income of $34.6 million, or $1.71 per diluted share, compared with net income of $9.3 million, or $0.47 per diluted share in the prior-year period.

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2501 McGavock Pike, Suite 1000 ¦ Nashville, Tennessee 37214 ¦ (615) 872-4800

KIRK Reports Fourth Quarter and Annual Results

March 12, 2010

Income tax expense for the 13-week periods ended January 30, 2010 and January 31, 2009 include a benefit of approximately $3.3 million and $3.4 million, respectively, related to the reversal of a portion of the valuation allowance on the Company’s deferred tax assets established in fiscal 2007. Income tax expense for the 52-week periods ended January 30, 2010 and January 31, 2009 included a benefit of approximately $5.4 million and $3.4 million, respectively, related to the reversal of a portion of the valuation allowance. At January 30, 2010, there is no remaining valuation allowance against the Company’s deferred tax assets.

As discussed in previous quarters, the Company believes that presenting adjusted net income and earnings per share for its 2009 periods to reflect more normalized tax rates is instrumental in judging the Company’s performance for future periods when the Company is expected to incur a higher effective tax rate. See “Reconciliation of Non-GAAP Financial Information” below.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “We reached historic levels of quarterly operating and financial performance throughout fiscal 2009. The fourth quarter was no exception with continued growth in sales, margin improvement and cash generation on top of a tough comparison from a year ago. Strong results have continued year-to-date in the first quarter of fiscal 2010.

“We have established significant momentum in the marketplace with merchandise resonating very well with our customers. Traffic increases were strong in the fourth quarter and have accelerated year-to-date in 2010. Our goal for 2010 is to take advantage of this momentum and build strongly on our 2009 success. High levels of unemployment are still a concern, but our store model has proven to be very resilient and productive during a historically challenging economic period for retail. We are now poised to begin experiencing the benefits from accelerating the growth in our store base, adding e-commerce, making investments in information systems to drive productivity and improving the customer experience in our stores.”

Fiscal 2010 Performance Goals

Store Growth: At year-end, the Company had 279 stores compared with 299 stores at the beginning of fiscal 2009 and 335 stores at the beginning of fiscal 2008. For fiscal 2010, the Company expects to return to net store growth. The Company expects to open 30 to 40 new stores and close 15 to 20 stores. Store openings will be spread fairly evenly over the year with the last new store openings occurring in mid-November. Closings should be spread relatively evenly over the course of the entire year. For 2011, the Company is targeting net store unit growth of approximately 10% and net square footage growth of approximately 15%.

Net Sales: The Company expects total sales for fiscal 2010 to increase in the range of 5% to 8% compared with fiscal 2009 despite a lower average store count. This level of sales increase would imply solid comparable store sales growth combined with a sales lift provided by new stores.

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KIRK Reports Fourth Quarter and Annual Results

March 12, 2010

Margins:
The Company is targeting incremental operating margin gains
above fiscal 2009 levels in fiscal 2010. The Company expects to drive this operating margin improvement with its still
improving merchandise assortment, better occupancy cost
leverage, focus on controlling corporate costs, productivity increases from investments in systems and a consistently
efficient distribution infrastructure. While merchandise
margins have been strong to start the year, increases in
overseas freight costs could make merchandise margin
improvement more difficult as the year progresses. The Company expects that it should be able to leverage expenses with
comparable store sales increases of approximately 3%.

Earnings:
Adjusted to eliminate the impact of the difference in effective tax rates, the Company would expect to report an increase in earnings in fiscal 2010. The Company expects its effective tax rate for fiscal 2010 to be in the range of approximately 39% to
40% compared with 26.4% in fiscal 2009. The Company’s total
reported net income and EPS will most likely decline in fiscal
2010 versus fiscal 2009 due to the significant increase in the tax rate.

Cash Flow:
The Company expects to generate positive cash flow in fiscal
2010 and fully fund its new store growth and technology
improvements through cash generated from operations. Capital expenditures are estimated to range between $25 million and $28 million in fiscal 2010.

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call today, at 11:00 a.m. ET to discuss its results of operations for the fourth quarter of fiscal 2009. The number to call for the interactive teleconference is (212) 231-2900. A replay of the conference call will be available through Friday, March 19, 2010, by dialing (402) 977-9140 and entering the confirmation number, 21457868.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s web site www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=66149 on March 12, 2010, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

Reconciliation of Non-GAAP Information
This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures are “adjusted net income” and “adjusted earnings per share” and are equal to net income, and earnings per share excluding adjustments to the Company’s valuation allowance for deferred tax assets and certain income tax credits related to prior periods. Management uses these measures to focus on normalized operations, and believes that it is useful to investors because it enables them to perform more meaningful comparisons of past, present and future operating results. The Company believes that using this information, along with the corresponding GAAP measures, provides for a more complete analysis of the results of operations by quarter. Net income and earnings per share are the most directly comparable GAAP measures. Below is a reconciliation of the non-GAAP measures to their most comparable GAAP measures:

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KIRK Reports Fourth Quarter and Annual Results

March 12, 2010

Reconciliation of Non-GAAP Financial Information

(dollars in thousands, except per share amounts)	13 Weeks Ended		52 Weeks Ended

	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009

Net income
Net income in accordance with GAAP	$22,078	$15,022	$34,570	$9,305
Adjustments to the valuation allowance for deferred tax assets and certain income tax credits related to prior periods	($3,319)	($3,376)	($5,881)	($3,376)

Adjusted net income	$18,759	$11,646	$28,689	$5,929

Diluted earnings per share
Diluted EPS in accordance with GAAP	$1.08	$0.76	$1.71	$0.47
Adjustments to the valuation allowance for deferred tax assets and certain income tax credits related to prior periods	($0.16)	($0.17)	($0.29)	($0.17)

Adjusted diluted earnings per share	$0.92	$0.59	$1.42	$0.30

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 282 stores in 29 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 20, 2009. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Fourth Quarter and Annual Results

March 12, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended
	January 30,	January 31,
	2010	2009
Net sales	$142,797	$133,638
Cost of sales	77,500	81,991

Gross profit	65,297	51,647
Operating expenses:
Operating expenses	31,318	30,995
Depreciation and amortization	3,488	4,901

Operating income	30,491	15,751
Interest and other expense (income)	26	(158)

Income before income taxes	30,465	15,909
Income tax expense	8,387	887

Net income	$22,078	$15,022

Earnings per share:
Basic	$1.12	$0.76

Diluted	$1.08	$0.76

Shares used to calculate earnings per share:
Basic	19,731	19,649

Diluted	20,450	19,837

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KIRK Reports Fourth Quarter and Annual Results

March 12, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	52 Weeks Ended	52 Weeks Ended
	January 30,	January 31,
	2010	2009
Net sales	$406,194	$391,277
Cost of sales	237,012	256,228

Gross profit	169,182	135,049
Operating expenses:
Operating expenses	107,739	106,639
Depreciation and amortization	14,505	18,741

Operating income	46,938	9,669
Interest and other income	(47)	(419)

Income before income taxes	46,985	10,088
Income tax expense	12,415	783

Net income	$34,570	$9,305

Earnings per share:
Basic	$1.76	$0.47

Diluted	$1.71	$0.47

Shares used to calculate earnings per share:
Basic	19,696	19,628

Diluted	20,249	19,691

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KIRK Reports Fourth Quarter and Annual Results

March 12, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	January 30, 2010	January 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$76,412	$36,445
Inventories, net	39,355	38,686
Deferred income taxes	3,552	1,831
Other current assets	4,331	4,360

Total current assets	123,650	81,322
Property and equipment, net	36,856	41,826
Non-current deferred income taxes	4,395	2,998
Other long-term assets	640	618

Total assets	$165,541	$126,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$15,589	$13,501
Income taxes payable	7,087	5,349
Other current liabilities	25,402	24,981

Total current liabilities	48,078	43,831
Deferred rent and other long-term liabilities	28,978	30,582

Total liabilities	77,056	74,413
Net shareholders’ equity	88,485	52,351

Total liabilities and shareholders’ equity	$165,541	$126,764

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KIRK Reports Fourth Quarter and Annual Results

March 12, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	52 Week Period Ended
	January 30, 2010	January 31, 2009
Net cash provided by (used in):
Operating activities	$49,972	$29,562
Investing activities	(10,246)	960
Financing activities	241	103

Cash and cash equivalents:
Net increase	$39,967	$30,625
Beginning of period	36,445	5,820

End of period	$76,412	$36,445

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